Exhibit k.4

[Form of Purchase and Sale Agreement]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by and among FULL CIRCLE PARTNERS, LP, a Delaware limited partnership (“FC Partners”), FULL CIRCLE FUND, LTD., a Cayman Islands exempted company (“FC Fund”), FULL CIRCLE OFFSHORE, LLC, a Delaware limited liability company and wholly-owned subsidiary of FC Fund (“FC Offshore” and together with FC Partners and FC Fund, the “Sellers” and each individually, a “Seller”), FULL CIRCLE CAPITAL CORPORATION, a Maryland corporation (“Purchaser”) and FCC, LLC, D/B/A FIRST CAPITAL (“Lender”), this [ ]th day of August, 2010 (the “Closing Date”).

RECITALS:

WHEREAS, FC Fund owns all of the issued and outstanding capital stock (the “FC ICB Shares”) of Full Circle ICB Inc., a Delaware corporation (“FC ICB”) and all of the issued and outstanding capital stock (the “FC West Shares”) of Full Circle West, Inc., a Delaware corporation (“FC West”); and

WHEREAS, FC Partners and FC Fund made or participated in certain revolving and term loans (including such participations, the “Loans”) to various borrowers (the “Borrowers”), as set forth on Exhibit A attached hereto; and

WHEREAS, the agreements with the Borrowers and other lenders and agents under the Loans, together with all other documents and instruments securing or otherwise evidencing the Loans, as set forth on Exhibit B attached hereto, are collectively referred to as the “Loan Documents”; and

WHEREAS, in connection with the Loans, FC Partners, FC Fund, FC ICB and FC West hold ownership interests or rights to acquire ownership interests (the “Equity”) in certain of the Borrowers or affiliates of such Borrowers (the “Equity Entities”), as set forth on Exhibit C attached hereto; and

WHEREAS, the agreements with the Equity Entities governing the Equity, together with all other documents and instruments otherwise evidencing or governing the Equity, as set forth on Exhibit D attached hereto, are collectively referred to as the “Equity Documents”; and

WHEREAS, Sellers now desire to sell, assign and transfer to Purchaser, and Purchaser now desires to purchase, accept and acquire from Sellers, all of Sellers’ right, title and interest in and to the Loans, the Loan Documents, the Equity, the Equity Documents, the FC ICB Shares and the FC West Shares, including all security interests and other liens of Sellers in the assets of the Borrowers, and all other assets of each Seller other than the Retained Assets (as defined below) (collectively, the “Transferred Interests”), subject to the terms and conditions set forth herein; and

WHEREAS, the loans and equity interests of FC Partners and FC Fund that are not being transferred to Purchaser are set forth on Exhibit E attached hereto (the “Retained Assets”); and

WHEREAS, Sellers now desire to assign and transfer to Purchaser, and Purchaser now desires to assume from Sellers, all of Sellers’ liabilities, responsibilities and obligations relating to and arising under the Transferred Interests (other than the FC ICB Shares and FC West Shares) attributable to the period from and after the Closing Date (the “Assumed Liabilities”), subject to the terms and conditions set forth herein; and

WHEREAS, in full consideration of the Transferred Interests, Purchaser shall deliver to each of FC Partners’ and FC Fund’s designees, based upon election forms received from such designees, the purchase price payable as set forth in Article 2 herein (the “Purchase Price”), which shall consist of (i) shares of Purchaser’s common stock, $0.01 par value per share (the “Common Stock”), evidenced by stock certificates containing the restrictive legends set forth on Exhibit F attached hereto, (ii) senior notes (the “Senior Notes”) issued by Purchaser pursuant to that certain Note Agreement dated as of the date hereof by and among Purchaser and certain of the designees of Sellers, attached as Exhibit G hereto (the “Note Agreement”) and/or (iii) a cash payment in connection with the exercise of the Over-Allotment Option (as defined below); and

WHEREAS, the Transferred Interests owned by FC Partners are encumbered by security interests granted by FC Partners to Lender to secure FC Partners’ obligations under loans made by Lender to FC Partners, pursuant to the Amended and Restated Loan and Security Agreement dated as of January 1, 2010 (the “FC Partners Loan Agreement”), and the Transferred Interests owned by FC Fund, FC ICB and FC West are encumbered by security interests granted by FC Offshore and FC Fund to Lender to secure FC Offshore’s obligations under loans made by Lender to FC Offshore, pursuant to the Amended and Restated Loan and Security Agreement dated as of January 1, 2010 (the “FC Offshore Loan Agreement” and together with the FC Partners Loan Agreement and any loan documents related to either, the “Seller Loan Agreements”); and

WHEREAS, the Transferred Interests are being sold to Purchaser subject to all security interests, liens and other interests of Lender; and

WHEREAS, Sellers now desire to sell, assign and transfer to Purchaser, and Purchaser now desires to purchase, accept and acquire from Sellers, all of Sellers’ right, title and interest in and to, and to assume all of Sellers’ liabilities, responsibilities and obligations relating to and arising under, the Seller Loan Agreements (the “Seller Loan Agreements Assignment and Assumption”), subject to the terms and conditions set forth herein; and

WHEREAS, Lender now desires to accept, agree and consent to this Agreement and the Portfolio Transfer (as defined below) and the Seller Loan Agreements Assignment and Assumption contemplated herein, subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the terms hereinafter set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Purchase and Sale

1.1.           Purchase of Transferred Interests; Assumption of Obligations

Subject to the terms and conditions set forth herein, effective as of the Closing Date, (i) each Seller hereby sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases, accepts and acquires, all of such Seller’s right, title and interest in and to the Transferred Interests and (ii) each Seller hereby assigns and transfers to Purchaser, and Purchaser hereby assumes and agrees to perform all of the rights and obligations of Sellers related to, the Assumed Liabilities; provided, that the assignment and transfer of the Equity and Equity Documents held by FC ICB and FC West shall be effected by the assignment and transfer of the FC ICB Shares and FC West Shares by FC Fund to Purchaser, respectively (collectively, the “Portfolio Transfer”).  In the event that a Seller receives any payment, penalty, credit or any other amount in connection with the Transferred Interests after the Closing Date, except for the receipt by such Seller of the Purchase Price from Purchaser, such Seller shall promptly remit to Lender, for the benefit of Purchaser, the dollar amount of such payment, penalty, credit or other amount.

1.2.           Assignment and Assumption of Seller Loan Agreements to Purchaser

  (a)           Assignment.  Subject to the terms and conditions set forth herein, effective as of the Closing Date, (i) each Seller hereby sells, assigns and transfers to Purchaser, and Purchaser hereby purchases, accepts and acquires from each Seller, all of such Seller’s right, title and interest in and to, each of the Seller Loan Agreements, and (ii) Purchaser agrees to assume, honor, perform and comply with, and agrees to be bound by, in all respects, all of the terms and provisions of each of Seller Loan Agreements, including the obligation to pay the unpaid balance due and owing on the loans under the Seller Loan Agreements and all interest thereon (the “Seller Loans”).

  (b)           Amendment and Restatement.  Purchaser, Sellers and Lender agree that, simultaneously with the execution of this Agreement, the Seller Loan Agreements shall be amended, restated and consolidated, as substantially set forth in the Second Amended and Restated Loan and Security Agreement attached as Exhibit H hereto (the “Purchaser Loan Agreement”).  Purchaser and Sellers hereby acknowledge and agree that (i) Lender shall have no further obligation to make any loan, advance or other credit accommodation to any Seller, (ii) Lender’s sole obligation to make loans and other credit accommodations to Purchaser is set forth in the Purchaser Loan Agreement, (iii) the outstanding principal balance of the Obligations under and as defined in the FC Partners Loan Agreement is $____________ as of the date hereof, and the accrued interest and fees under the FC Partners Loan Agreement is $______________ as of the date hereof; (iv) the outstanding principal balance of the Obligations under and as defined in the FC Offshore Loan Agreement is $____________ as of the date hereof, and the accrued interest and fees under the FC Offshore Loan Agreement is $______________ as of the date hereof; and (v) from and after the date hereof, (A) such amounts specified in clauses (iii) and (iv) shall constitute Obligations under and as defined in the Purchaser Loan Agreement, (B) such Obligations are owing by Purchaser to Lender subject to no right of offset, claim or counterclaim, regardless of any breach of any representation, warranty, covenant or agreement of any Seller in favor of Purchaser, and (C) Lender shall have no obligation to pursue any Seller for any such Obligations.

  (c)           No Impairment of Lien; No Satisfaction.  Nothing set forth herein shall affect the priority or extent of any security interest or other lien created by the Seller Loan Agreements or any related agreement, nor, except as expressly set forth herein, release or change the liability of any party who may now be, or after the Closing Date may become, liable, primarily or secondarily, under the Seller Loan Agreements.  Without limiting the generality of the foregoing, Purchaser hereby acknowledges to Lender that Purchaser is purchasing the Transferred Interests subject to the security interests of Lender, and that such security interests remains in full force and effect.  This Agreement does not, and shall not be construed to, constitute the creation of new indebtedness or the satisfaction, discharge or extinguishment of the debt secured by the Seller Loan Agreements.

  (d)           Lender’s Consent to Portfolio Transfer and Seller Loan Agreements Assignment and Assumption.  Subject to the terms and conditions set forth herein, including the execution and delivery of the Purchaser Loan Agreement, Lender hereby accepts, agrees and consents to this Agreement and the Portfolio Transfer and the Seller Loan Agreements Assignment and Assumption contemplated herein, and waives (i) any breach, default or event of default under the Seller Loan Agreements arising as a result of the Portfolio Transfer or the Seller Loan Agreements Assignment and Assumption, and (ii) its right to accelerate the Seller Loans pursuant to any provision of the Seller Loan Agreements which might otherwise provide such right to Lender on account of the Portfolio Transfer or the Seller Loan Agreements Assignment and Assumption.

  (e)           Lender’s Limited Release of Sellers.  Subject to the terms and conditions set forth herein, including the execution and delivery of the Purchaser Loan Agreement, but effective only upon the IPO Payment (as defined below), Lender hereby releases Sellers from any liability for repayment of the principal and interest under the terms of the Seller Loan Agreements, and any other obligations under the Seller Loan Agreements, to the extent such obligations arise from matters not caused by them first occurring from and after the Closing Date.  Lender hereby reserves all rights it may have against Sellers for acts, omissions or events occurring on or prior to the Closing Date.  Sellers and Purchaser hereby acknowledge and agree that (i) Lender has a security interest in all assets of Purchaser, including any rights of Purchaser arising from any breach of any representation, warranty, covenant or agreement of any Seller in favor of Purchaser, (ii) while any Default exists under and as defined in the Purchaser Loan Agreement, Lender may (but shall not be obligated to) enforce any such rights directly, in its own name or in the name of Purchaser, and (iii) Purchaser shall not waive or release any such rights without the prior written consent of Lender.  As used herein, “IPO Payment” means Lender’s receipt, in immediately available funds, of the cash proceeds received by Purchaser in connection with Purchaser’s initial public offering of its common stock (the “Initial Public Offering”), net of all fees, commissions, costs and expenses, including the legal, audit and actuarial fees and expenses, roadshow, travel and printing costs, filing, listing and Blue Sky fees and costs, transfer agent and registrar costs and all related meeting and travel expenses (“Expenses”) incurred (in each case, whether paid, billed or accrued) in connection with the Initial Public Offering (the “IPO Expenses”), which net proceeds must be at least $15,000,000.00 (the “IPO Proceeds”), for application to the Obligations under and as defined in the Purchaser Loan Agreement. For the avoidance of doubt, the IPO Proceeds and IPO Expenses shall exclude any proceeds received by Purchaser and any Over-Allotment Option Expenses (as defined below) incurred by Purchaser, respectively, in connection with the exercise by the underwriters in the Initial Public Offering of the Over-Allotment Option (as defined below). The IPO Expenses and the IPO Proceeds shall be determined by Purchaser in its reasonable discretion.

  (f)           Sellers’ Release of Lender.  To induce Lender to consent to the Portfolio Transfer, each Seller (i) acknowledges and agrees that it has no right of offset, defense, counterclaim, claim or objection against Lender arising out of or with respect to the Seller Loan Agreements, and (ii) releases, acquits, remises and forever discharges Lender and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown to such Seller, and which such Seller now or may hereafter have by reason of any matter, cause or thing occurring or arising on or prior to the date of this Agreement with respect to matters arising out of or with respect to the Seller Loan Agreements.

1.3            Release of Lender’s Security Interests in Retained Assets; Collateral Release Fee.

  (a)           Release.  Subject to the terms and conditions set forth herein, effective as of the date of the IPO Payment and after the satisfaction of all conditions precedent set forth in the Purchaser Loan Agreement to the sole satisfaction of Lender, Lender hereby releases its security interest in the Retained Assets and all other assets of Sellers with respect to which Sellers have granted Lender a security interest pursuant to Section 1.4(c) of this Agreement.

  (b)           Release Fee.  In consideration of the release described in Section 1.3(a) above, and as one of the conditions precedent thereto, each Seller hereby jointly and severally agrees to pay to Lender a collateral release fee (the “Release Fee”) in the amount of $260,343.00 in immediately available funds on the date of the IPO Payment.

  (c)           Release Documentation.  Upon receipt of the IPO Payment and Release Fee, Lender shall execute and deliver to Sellers such documents and instruments as Sellers may reasonably request evidencing the release of Lender's security interests on the Retained Assets and all other assets of Sellers with respect to which Sellers have granted Lender a security interest pursuant to Section 1.4(c) of this Agreement.

1.4.           Guaranty by Sellers of the Obligations under the Purchaser Loan Agreement.

  (a)           Guaranty.  In order to induce Lender to enter into this Agreement and to grant the consent set forth in Section 1.2(d) above, each Seller hereby jointly and severally guarantees all Obligations under and as defined in the Purchaser Loan Agreement (the “Guaranteed Obligations”).  The obligations of each Seller under this section are primary and unconditional and shall be enforceable before, concurrently or after any claim or demand is made or suit is filed against Purchaser or any other Seller or any other guarantor or surety, and before, concurrently or after any proceeding by Lender against any collateral, and shall be effective regardless of the solvency or insolvency of Purchaser or any other Seller at any time, the extension or modification of the Guaranteed Obligations by operation of law, or the subsequent reorganization, merger or consolidation of Purchaser, or any other change in its composition, nature, personnel or location.  The obligation hereunder may be considered by Lender either as a guaranty or agreement of surety.  Payment of any sum or sums due to Lender hereunder will be made by Sellers promptly upon demand by Lender.  If claim is ever made upon Lender for repayment or recovery of any amount or amounts received by Lender in payment of any of the Guaranteed Obligations and Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Lender or any of its property, or (ii) any settlement or compromise of any such claim effected by Lender with any such claimant (including Purchaser), then in such event each Seller agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Sellers, notwithstanding any revocation or cancellation of the guaranty contemplated hereby, and Sellers shall be and remain obligated to Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Lender.  Sellers agree that the books and records of Lender showing the account between Lender and Purchaser shall be admissible in evidence in any action or proceeding, shall be binding upon Sellers for the purpose of establishing the items therein set forth (absent manifest error), and shall constitute prima facie proof thereof, except that the monthly statements rendered to Purchaser by Lender shall, to the extent to which no objection is made within thirty (30) days after date thereof, constitute an account stated between Lender and Purchaser binding upon Sellers.  Sellers jointly and severally agree to pay all costs of Lender of collection of any sum or sums due hereunder, and, if collected by or through an attorney, reasonable attorneys’ fees together with all other legal and court expenses.  Each Seller agrees that its obligation hereunder shall not be discharged or impaired in any respect by reason of any failure by Lender to perfect, or continue perfection of, any lien or security interest in any security or any delay by Lender in perfecting any such lien or security interest.

  (b)           Waivers of Sellers.  Each Seller waives notice of acceptance hereof, creation of any of the Guaranteed Obligations, or nonpayment or default by Purchaser under any of the Guaranteed Obligations or any agreement now or hereafter existing between Purchaser and Lender, presentment, demand, notice of dishonor, protest and any other notices whatsoever.  Each Seller, without affecting its liability hereunder, consents to and waives notice of all changes of terms of the Guaranteed Obligations, the withdrawal or extension of credit or time to pay, the release of the whole or any part of the Guaranteed Obligations, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other person or entity directly or indirectly liable for any of the Guaranteed Obligations or any collateral security given by Purchaser.  Each Seller agrees that it shall not exercise any right of subrogation, reimbursement or indemnity whatsoever and that it shall not exercise any rights with respect to any “claim” against Purchaser in any proceeding under Title 11 of the United States Code, as amended, and that, except as otherwise provided in this Agreement, it shall not exercise any right of recourse to or with respect to any assets or property of Purchaser or to any collateral for the Guaranteed Obligations, in each case unless and until all of the Guaranteed Obligations have been paid in full in cash and all financing arrangements between Lender and Purchaser have been terminated.  Lender may, without notice of any kind, sell, assign or transfer any or all of the Guaranteed Obligations and in such event each and every immediate and successive assignee, transferee or holder of any of the Guaranteed Obligations shall have the right to enforce this Guaranty, by suit or otherwise for the benefit of such assignee, transferee or holder, as fully as if such assignee, transferee or holder were herein by name specifically given such rights, powers and benefits.

  (c)           Security Agreement.  In order to secure its obligations to Lender hereunder, each Seller hereby grants to Lender a security interest in all of the Retained Assets and all of its accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, general intangibles, instruments, inventory, and investment property (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York), together with all books and records with respect to the foregoing and all proceeds of the foregoing, in each case wherever located and whether now owned or existing or hereafter acquired or arising.  Each Seller hereby acknowledges that any financing statement or similar document or agreement previously filed or recorded by Lender in connection with any Seller Loan Agreement or any other agreement between Lender and one or more Sellers is hereby ratified and reauthorized in order to perfect the security interest contemplated hereby, and each Seller agrees to take such further action as Lender may reasonably request in order to perfect, and evidence the perfection of, the security interest contemplated hereby.  Upon any Default under and as defined in the Purchaser Loan Agreement, Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York and any other applicable jurisdiction.

  (d)           Release of Guaranty.  Lender hereby acknowledges and agrees that the guaranties of Sellers contemplated by this Section 1.4 shall be automatically released on the date of the IPO Payment.

2.	Purchase Price

2.1.           Closing Date Common Stock Issuance

Subject to the terms and conditions set forth herein, on the Closing Date, Purchaser shall issue and deliver to each of FC Partners’ and FC Fund’s designees the number of shares of Common Stock set forth opposite its name on Schedule 1 attached hereto, which Schedule 1 is based upon election forms received from such designees.

2.2.           Closing Date Senior Note Issuance

Subject to the terms and conditions set forth herein, on the Closing Date,  Purchaser shall make, issue and deliver to each of FC Partners’ and FC Fund’s designees Senior Notes, upon the terms and subject to the conditions of the Note Agreement, in the original principal amount set forth opposite its name on Schedule 2 attached hereto, which Schedule 2 is based upon election forms received from such designees.

2.3.           Over-Allotment Option

  (a)           Over-Allotment Option Shares. Subject to the terms and conditions set forth herein, within thirty (30) days following the Closing Date, Purchaser shall issue and deliver to each each of FC Partners’ and FC Fund’s designees (i) the number of shares of Common Stock (the “Over-Allotment Option Shares”) set forth opposite its name on Schedule 3 attached hereto, which Schedule 3 is based upon election forms received from such designees, or, in the event that the underwriters in the Initial Public Offering exercise the over-allotment option granted to them in connection therewith (the “Over-Allotment Option”), (ii) the Over-Allotment Option Payment (as defined below).

  (b)           Over-Allotment Option Payment.  In the event that the underwriters in the Initial Public Offering exercise the Over-Allotment Option, then Purchaser shall pay to each of FC Partners’ and FC Fund’s designees as identified on Schedule 3 attached hereto, a cash payment (the “Over-Allotment Option Payment”) equal to the product of (i) the purchase price  per share payable by the underwriters in connection with the exercise of the Over-Allotment Option minus such designee’s pro rata share of the Expenses (the “Over-Allotment Option Expenses”) incurred (in each case, whether paid, billed or accrued) by Purchaser in connection with the Over-Allotment Option exercise (the “Over-Allotment Option Purchase Price”) multiplied by (ii) the number of such designee’s Over-Allotment Option Shares; provided, that Purchaser shall not make an aggregate Over-Allotment Option Payment in excess of the net proceeds it receives from the exercise of the Over-Allotment Option, after deducting the Over-Allotment Option Expenses (the “Over-Allotment Option Proceeds”). The Over-Allotment Option Expenses, the Over-Allotment Option Purchase Price, the Over-Allotment Option Proceeds and the Over-Allotment Option Payment to be received by each of FC Partners’ and FC Fund’s designees shall be determined by Purchaser in its sole and absolute discretion.

  (c)           Excess Election.  In the event that the underwriters in the Initial Public Offering exercise the Over-Allotment Option, and the aggregate Over-Allotment Option Payment as calculated pursuant to Section 2.3(b) above exceeds the Over-Allotment Option Proceeds, then, within thirty (30) days following the Closing Date, Purchaser shall pay, issue and deliver to each of FC Partners’ and FC Fund’s designees as identified on Schedule 3 attached hereto, in lieu of the Over-Allotment Option Payment, (i) a cash payment equal to (a) its pro rata share of the Over-Allotment Option Proceeds, based on the relative equity interests of all of the equity holders in each of FC Partners and FC Fund plus (b) its pro rata share of any remaining Over-Allotment Option Proceeds, based on the relative number of its unfulfilled Over-Allotment Option Shares (the “Excess Election Payment”) and (ii) a number of shares of Common Stock (the “Balance Shares”) equal to the quotient of such designee’s (y) Over-Allotment Option Payment it would have received without taking into account the proviso in Section 2.3(b) minus its Excess Election Payment divided by (z) the Over-Allotment Option Purchase Price; provided, that no fractional shares of Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued; instead the Balance Shares shall be rounded up or down to the nearest whole share amount. The Excess Election Payment and Balance Shares to be received by each of FC Partners’ and FC Fund’s designees shall be determined by Purchaser in its sole and absolute discretion.

3.	Representations and Warranties.

3.1.           By Sellers to Purchaser.

Each Seller hereby represents and warrants to Purchaser, severally and not jointly, as follows:

  (a)           Attached hereto as Exhibit B is a true, correct and complete listing of all of the Loan Documents as of the Closing Date.  Except as set forth in the Loan Documents listed on Exhibit B, no Loan Document has been modified, amended, altered, satisfied, canceled, terminated, subordinated or rescinded.  To the best of Seller’s knowledge, as of the date hereof, each Borrower is in compliance with the terms and provisions of the Loan Documents, except as set forth on Exhibit B.

  (b)           Attached hereto as Exhibit D is a true, correct and complete listing of all of the Equity Documents as of the Closing Date.  Except as set forth in the Equity Documents listed on Exhibit D, no Equity Document has been modified, amended, altered, canceled, terminated or rescinded.

  (c)           Seller (or its subsidiaries, as applicable) is, and as of the Closing Date will be, the holder of the Transferred Interests owned by such Seller (or its subsidiaries, as applicable), free and clear of any lien, pledge, security interest, option or other charge or encumbrance (other than security interests in favor of Lender pursuant to the Seller Loan Documents), and is transferring the Transferred Interests to Purchaser free and clear of any lien, pledge, security interest, option or other charge or encumbrance (other than security interests and other rights in favor of Lender pursuant to the Seller Loan Documents and except as set forth in the Loan Documents or Equity Documents), or any right of setoff or recoupment to which Sellers or Borrowers may otherwise be entitled.  Other than security interests in favor of Lender, Seller (or its subsidiaries, as applicable) has not transferred, and as of the Closing Date will not have transferred, any rights under or claims relating to the Transferred Interests to any other party, except as set forth in the Loan Documents or Equity Documents.

  (d)           Seller (or its subsidiaries, as applicable) is not in default of its obligations under the Seller Loan Documents, the Loan Documents or the Equity Documents.

  (e)           As of the Closing Date, the outstanding principal balance and outstanding accrued interest and fees of each of the Loans is as set forth on Exhibit A hereto, and the Loans bear interest as described in the Loan Documents.

  (f)           FC Partners is a Delaware limited partnership, FC Fund is a Cayman Islands exempted company and FC Offshore is a Delaware limited liability company, and each Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and otherwise authorized to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary.

  (g)           Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder.  The execution and delivery of this Agreement by such Seller, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereunder have been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

  (h)           Neither the negotiation, execution or delivery of this Agreement by Seller nor the performance by such Seller of its obligations hereunder nor the consummation by such Seller of the transactions contemplated hereunder has or will (i) constitute a breach or violation under such Seller’s constituent documents, (ii) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any lien upon any of such Seller’s properties or assets (except in favor of Lender) under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Seller is a party or by which any of its properties or assets are bound or (iii) constitute a violation of any law applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations or liens that could not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder.

  (i)           No authorization, consent or approval of, or filing with, any governmental authority and no consent or approval of any other third party or parties which has not been obtained is necessary for the consummation by Seller of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, no consent of, or notice to, any Borrower is required in connection with the transactions contemplated hereby which has not been duly obtained or delivered, and the transactions contemplated hereby do not give any Borrower any additional rights under any of the Loan Documents (such as the right to terminate the applicable loan agreement without paying any otherwise applicable prepayment penalty).

  (j)           There are no actions or proceedings against, or investigations of, any Seller pending, or, to the knowledge of such Seller, threatened, before any governmental authority (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the sale of the Transferred Interests or the consummation of the transactions contemplated by this Agreement by such Seller.

  (k)           Seller performed its own valuation with respect to the fair market value of the Transferred Interests to determine the adequacy of the Purchase Price.

3.2.           By Sellers to Lender.

Each Seller hereby represents and warrants to Lender, severally and not jointly, as follows:

  (a)           Contemporaneously with the execution and delivery hereof, Seller has conveyed and transferred all of the Transferred Interests owned by such Seller to Purchaser;

  (b)           Seller has not received a security instrument or security agreement from Purchaser encumbering the Transferred Interests to secure the payment of any sums due such Seller or obligations to be performed by Purchaser;

  (c)           There is no bankruptcy, receivership or insolvency proceeding pending or threatened against Seller; and

  (d)           Seller has full power and authority to enter into, execute, deliver and perform this Agreement and such execution, delivery and performance (i) has been duly and validly authorized by all necessary actions on the part of such Seller, (ii) does not conflict with or result in a violation of such Seller’s organizational documents or any judgment, order or decree of any court or arbiter in any proceeding to which such Seller is a party and (iii) does not conflict with, or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which such Seller is bound or to which such Seller is a party.  Without limiting the generality of the foregoing, no consent of, or notice to, any Borrower is required in connection with the transactions contemplated hereby which has not been duly obtained or delivered, and the transactions contemplated hereby do not give any Borrower any additional rights under any of the Loan Documents (such as the right to terminate the applicable loan agreement without paying any otherwise applicable prepayment penalty).

3.3.           By Purchaser to Sellers.

Purchaser hereby represents and warrants to each Seller as follows:

  (a)           Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and otherwise authorized to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary.

  (b)           Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder.  The execution and delivery of this Agreement by Purchaser, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereunder have been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

  (c)           Neither the negotiation, execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder nor the consummation by Purchaser of the transactions contemplated hereunder has or will (i) constitute a breach or violation under Purchaser’s constituent documents, (ii) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any lien upon any of Purchaser’s properties or assets (except in favor of Lender) under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Purchaser is a party or by which any of its properties or assets are bound or (iii) constitute a violation of any law applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations or liens that could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

  (d)           No authorization, consent or approval of, or filing with, any governmental authority and no consent or approval of any other third party or parties which has not been obtained is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

  (e)           There are no actions or proceedings against, or investigations of, Purchaser pending, or, to the knowledge of Purchaser, threatened, before any governmental authority (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the purchase of the Transferred Interests or the consummation of the transactions contemplated by this Agreement by Purchaser.

  (f)           Purchaser has received and reviewed the Loan Documents and the Equity Documents and such other documents and information deemed appropriate by it to make its own credit analysis and decision to purchase the Transferred Interests.  Purchaser further confirms that it will, independently and without reliance upon either Seller, continue to make its own credit decisions pursuant to and in accordance with its rights and remedies under the Loan Documents.  From and after the date hereof, Purchaser expressly assumes and undertakes to perform all of the obligations of Sellers under the Loan Documents and the Equity Documents.

  (g)           Purchaser performed its own valuation with respect to the fair market value of the Transferred Interests to determine the adequacy of the Purchase Price.

All representations and warranties made by the parties in this Article 3 shall survive the closing of the transactions contemplated by this Agreement and any termination of this Agreement.

4.	Closing; Execution of Documents of Transfer.

On the Closing Date:

4.1.            FC Partners and FC Fund shall deliver the original executed Loan Documents and Equity Documents to Lender, to hold on behalf of Purchaser as required by the Purchaser Loan Agreement; provided, however, that Loan Documents for Loans on which Lender is the lead lender and one or more Sellers is a participant shall remain in the custody of Lender.

4.2.            FC Fund shall deliver stock certificates for the FC ICB Shares and FC West Shares together with duly executed stock transfer powers along with the minute books, corporate seals and stock records of FC ICB and FC West to Purchaser.

4.3.            FC Partners and FC Fund shall deliver to Purchaser UCC financing statements (or similar instruments) assigning the UCC financing statements related to the Loans to Purchaser as secured party.

4.4.            FC Partners and FC Fund shall deliver to Purchaser originals (or copies, if originals are not available) of all material written notices given by Borrowers, Equity Entities or Sellers (or their subsidiaries, as applicable) in connection with the Loans and the Equity.

4.5.           FC Partners and FC Fund shall deliver to Purchaser the appropriate assignment notices to the Loan Documents and the Equity Documents, fully assigning, transferring and endorsing their respective rights in and interests to the Loans to Purchaser.

4.6.            FC Partners and FC Fund shall deliver to Purchaser originals (or copies, if originals are not available) of all written consents of, or notices to, any Borrower or Equity Entity required pursuant to the Loan Documents or Equity Documents in connection with the transactions contemplated hereby.

4.7.            Each of FC Partners’ and FC Fund’s designees shall deliver to Purchaser duly executed documents in form and substance reasonably acceptable to Purchaser evidencing the investment intent of such designees and making representations and warranties to cause compliance with U.S. federal and applicable state and foreign securities laws with respect to the shares of Common Stock and Notes issued by Purchaser and delivered to such designees pursuant to this Agreement.

Each of the foregoing deliveries shall be made pursuant to the notice provisions set forth below, but Purchaser agrees that Sellers shall not be required to deliver copies of the items set forth in this Article 4 to Purchaser’s counsel due to the voluminous nature thereof.

5.            Indemnification. Purchaser shall indemnify each Seller and, solely in their capacity as such, Seller’s attorneys, successors, assigns, servicers and sub-servicers, parent, subsidiary and/or affiliated companies and the shareholders, trustees, officers, directors, partners, members, employees, agents, representatives and attorneys of all of the foregoing and their respective heirs, executors, administrators, attorneys, successors, legal representatives and assigns (collectively, the “Seller Parties” and individually, a “Seller Party”) against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such Seller Party to the extent arising out of any Loan or Equity or the duties, responsibilities, or obligations relating to or arising under the Loan Documents or Equity Documents (“Seller Claims”), in each case solely to the extent such Seller Claims arise or accrue after the Closing Date.  All such indemnification obligations of Purchaser to Seller Parties are hereby made subject and subordinate to the prior repayment in full in cash of all obligations of Purchaser to Lender.  Each Seller shall, severally and not jointly, indemnify Purchaser and, solely in their capacity as such, Purchaser's attorneys, successors, assigns, servicers and sub-servicers, parent, subsidiary and/or affiliated companies and the shareholders, trustees, officers, directors, partners, members, employees, agents, representatives and attorneys of all of the foregoing and their respective heirs, executors, administrators, attorneys, successors, legal representatives and assigns (collectively, the “Purchaser Parties” and individually, a “Purchaser Party”) against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any Purchaser Party to the extent arising out of any Loan or Equity or the duties, responsibilities, or obligations relating to or arising under the Loan Documents or Equity Documents (the “Purchaser Claims”), in each case solely to the extent the Purchaser Claims arose or accrued on or prior to  the Closing Date. Each of Purchaser's and each Seller’s obligations under this Article 5 shall survive the closing of the transactions contemplated by this Agreement and any termination of this Agreement.

6.             Further Assurances.  Purchaser and each Seller shall execute and deliver, both at and after the Closing Date, such instruments and take such further actions as another party hereto may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.  Without limiting the generality of the foregoing, following the Closing Date, such Seller shall execute any notice or instrument of transfer, assignment or conveyance reasonably requested by Purchaser or Lender (which request is accompanied by the form of instrument sufficient to satisfy Purchaser’s or Lender’s request) to more fully confirm or effect the transfer of the Transferred Interests.

7.             Returned Items.  Purchaser acknowledges that all of each of FC Partners’ and FC Fund’s rights are reserved (a) in and to any checks or similar instruments for the payment of money received on or prior to the Closing Date by each such Seller in connection with its Loans with any Borrower or otherwise received by such Seller from any Borrower and its account debtors (such checks or instruments collectively referred to as the “Instruments”), (b) in and to any money due or to become due under or by any reason with respect to the Instruments, and (c) in and to any right to claim that such moneys are due.  Purchaser shall pay to each such Seller, upon such Seller’s demand (if made within 90 days of the Closing Date), the amount of any Instrument for which any Borrower was given credit in computing the balance of its indebtedness to such Seller if such Instrument is hereafter returned unpaid for any reason whatsoever, together with all expenses incident to the processing and return of any such Instrument.  Notwithstanding the foregoing, no payment shall be made by Purchaser to either such Seller under this Section 7 if a Default exists under and as defined in the Purchaser Loan Agreement.

8.             Notices.  Any notice required or permitted by or in connection with this Agreement, without implying the obligation to provide any such notice, shall be in writing at the appropriate addresses set forth below or to such other addresses as may be hereafter specified by written notice by any party hereto.  Any such notice shall be deemed to be effective one (1) business day after dispatch if sent by overnight delivery, express mail or Federal Express or three (3) business days after mailing if sent by first class mail with postage prepaid.  All notices shall be considered to be effective upon receipt if accomplished by hand delivery or by facsimile (with answer back confirmation).

  If to Purchaser:

  FULL CIRCLE CAPITAL CORPORATION
  C/O Vastardis Fund Services LLC
  41 Madison Avenue
  30th Floor
  New York, New York 10010
  Attention:  William E. Vastardis, Chief Financial Officer
  Facsimile No.  (646) 747-3188

  With a copy to:

  FULL CIRCLE SERVICE COMPANY, LLC
  800 Westchester Avenue, Suite S-620
  Rye Brook, New York   10573
  Attention:  [To Be Determined]
  Facsimile No.  (914) 220-6301

  If to FC Offshore:

  FULL CIRCLE OFFSHORE, LLC
  800 Westchester Avenue Suite S-620
  Rye Brook, NY 10573
  Attention:  Robert Blum
  Facsimile No.:  (914) 220-6301

  With a copy to:

  Spectrum Global Fund Administration (Cayman)
  Anderson Square
  4th Floor, P. O. Box 10243
  Grand Cayman KY1 – 1003
  Cayman Islands
  [Facsimile No.             ]

  If to FC Partners:

  FULL CIRCLE PARTNERS, LP
  800 Westchester Avenue, Suite S-620
  Rye Brook, New York   10573
  Attention:  Robert Blum
  Facsimile No.  (914) 220-6301

  With a copy to:

  FULL CIRCLE FUNDING, LP
  800 Westchester Avenue, Suite S-620
  Rye Brook, New York   10573
  Attention:  Robert Blum
  Facsimile No.  (914) 220-6301

  If to FC Fund:

  FULL CIRCLE FUND, LTD.
  Spectrum Global Fund Administration (Cayman)
  Anderson Square
  4th Floor, P. O. Box 10243
  Grand Cayman KY1 – 1003
  Cayman Islands
  [Facsimile No.             ]

  With a copy to:

  FULL CIRCLE FUNDING, LP
  800 Westchester Avenue, Suite S-620
  Rye Brook, New York   10573
  Attention:  Robert Blum
  Facsimile No.  (914) 220-6301

  If to Lender:

  FCC, LLC, d/b/a First Capital
  3520 NW 58th Street
  Oklahoma City OK  73112
  Attention: Lee E. Elmore
  Facsimile: (405) 917-9660

  With a copy to:

  FCC, LLC, d/b/a First Capital
  3350 Riverwood Parkway, Suite 1750
  Atlanta, Georgia  30339
  Attention:  Kimberly Finch Withrow, Esquire
  Senior Vice President – Legal Counsel
  Facsimile No.  (678) 594-5901

9.             Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles or rules thereof, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York.  The parties hereto hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above.  The parties hereto further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York.  Each of the parties hereto hereby expressly and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. The parties hereto waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and agree that any such action or proceeding shall be tried before a court and not before a jury.

10.           This Agreement is a Loan Document under Purchaser Loan Agreement.  This Agreement constitutes a “Loan Document” under and as defined in the Purchaser Loan Agreement.  Purchaser acknowledges and agrees that any default by, or any breach of any representation, warranty, covenant and agreement of, Purchaser or any Seller hereunder shall constitute a Default under and as defined in the Purchaser Loan Agreement.

11.           Final Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Note Agreement and the Purchaser Loan Agreement constitute the final and entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and any terms and conditions not set forth in this Agreement are not a part of this Agreement and the understanding of the parties hereto may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  No amendment, variation, modification, or change hereof shall be binding on any party hereto unless set forth in a document executed by each of the parties; provided, that Lender shall not be required to be a party to any amendment, variation, modification, or change hereof unless such amendment, variation, modification, or change would impact Lender in a material and adverse way.

12.           Severability.  If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby to the extent that the fundamental intent of the parties hereto can be carried out absent such provision.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile or other electronic transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

14.           Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Neither any Seller nor Purchaser shall assign any of its rights or obligations hereunder without the prior written consent of Lender, which consent shall not unreasonably be withheld, conditioned or delayed.

15.           Time of the Essence.  Time is of the essence in the execution and performance of this Agreement.

16.           Rule of Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, Exhibits or Schedules hereto.

17.           Certain Definitions; Etc.  Whenever the context so requires, the singular number shall include the plural, the plural shall include the singular, and the gender of any pronoun shall include the other genders.  Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Asset Purchase Agreement.  Also, (i) “applicable law” means all provisions of any constitution, statute, law, rule, regulation, decision, order, writ, decree, judgment, injunction, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any governmental authority, (ii) “governmental authority” means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court, arbitrator, tribunal or other public body, person or entity, and (iii) “including” means “including without limitation.”

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